Exhibit 99.1

BP Prudhoe Bay Royalty Trust Announces Record Date and Payment Date for Distribution to Unitholders for the Second Quarter of 2021

HOUSTON: BP Prudhoe Bay Royalty Trust (NYSE: BPT) announces that unitholders will receive a dividend for the quarter ended June 30, 2021. The dividend information is as follows:

Ex-Dividend Date:	July 14, 2021
Record Date:	July 15, 2021
Payable Date:	July 20, 2021

Dividend Rate:	$0.0243678 per Unit*

*Actual average daily production for the quarter was 70,857 BBLS.

As provided in the Trust Agreement, the quarterly royalty payment by Hilcorp North Slope, LLC to the Trust is the sum of the individual revenues attributed to the Trust as calculated each day during the quarter. The amount of revenue is determined by multiplying Royalty Production for each day in the calendar quarter by the Per Barrel Royalty for that day. Pursuant to the Trust Agreement, the Per Barrel Royalty for any day is the WTI Price for the day less the sum of (i) Chargeable Costs multiplied by the Cost Adjustment Factor and (ii) Production Taxes.    As discussed in Item 1A “RISK FACTORS”, of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2020, on January 1, 2021, the “break-even” WTI price (the price at which all taxes and prescribed deductions are equal to the WTI price) for the Trust to receive a positive Per Barrel Royalty with respect to a particular day’s production was $60.72. The average daily closing WTI price was above the “break-even” point for the quarter, resulting in a quarterly payment with respect to the Royalty Interest of approximately $3.2 million to the Trust. In accordance with the Trust Agreement, the Trustee will pay all accrued expenses of the Trust, then distribute the excess, if any, of the cash received by the Trust over the Trust’s expenses, net of any additions to the cash reserve established for the payment of estimated liabilities before making a quarterly distribution to unit holders. After paying the Trust’s expenses accrued through June 30, 2021 and making an addition to the cash reserve of approximately $1.58 million, approximately $521,000 is available for distribution to unitholders. The amount added to the cash reserve takes into account that the Trust has not received any Royalty Payments attributable to 2020 or the first quarter of 2021 and therefore has been unable to make any additions to the cash reserve for the last five quarters, the increase in Trust administrative expenses and the expected expenses associated with the termination of the Trust. The Trustee continues to evaluate the adequacy of the cash reserve and may need to increase the amount of the cash reserve further in the future.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release are subject to a number of risks and uncertainties beyond the control of the Trustee. The actual results, performance and prospects of the Trust could differ materially from those expressed or implied by forward-looking statements. Descriptions of some of the risks that could affect the future performance of the Trust appear the Trust’s Annual Report on Form 10-K for the year ended December 31, 2019, the Trust’s subsequent Quarterly Reports on Form 10-Q, and the Trust’s other filings with the Securities and Exchange Commission. The Trust’s annual, quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov. Neither the Trust nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release.

Please feel free to contact Elaina Rodgers at The Bank of New York Mellon Trust Company, N.A. at 713-483-6020 with any questions.